EXHIBIT 99.1

FOR RELEASE NOVEMBER 7, 2012

SOURCE: Uni-Pixel, Inc.

UniPixel Reports Third Quarter 2012 Results

THE WOODLANDS, Texas — November 7, 2012 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films to the touch screen, flexible printed electronics, lighting and display markets, reported results for the third quarter ended September 30, 2012.

Q3 2012 Operational Highlights

•
Qualified functional prototypes with Texas Instruments that integrates TI’s touch controllers with UniPixel’s UniBoss™ pro-cap, multi-touch sensor film. The production-level, prototype’s performance data confirms UniBoss competitive advantages, including more flexible and conductive, with increased speed and scan capabilities as compared to ITO-based sensors.

•
Further developed the Asian downstream supply chain for UniBoss touchscreen applications by starting the qualification effort for adhesive, die-cutting and touch module lamination partners to support UniPixel’s touch sensor manufacturing process.

•
Advanced new UniBoss touch sensor designs with prototypes that range from 10.1 to 23 inch diagonal form factors, as well as production-level prototypes for small form factors, including 7, 4.3 and 3.2-inch devices.

•
Achieved production qualification for Diamond Guard™ Hard Coat film with its manufacturing and global distribution partner, Carestream Tollcoating. With Carestream, UniPixel has established the capacity to support large-scale volume production of more than 100 million square feet per year of Diamond Guard as  a cover glass replacement, protective cover film and decorative graphics film for any industrial application, consumer electronic device or display.

•
Shipped a number of Diamond Guard pilot production rolls to major electronic OEMs, ODMs and film converters in the mobile and display markets, as well as for the automotive and home appliances industries where printing decorative graphics on Diamond Guard would present an attractive alternative to printing on metal.

•
Based on strong interest, developed a thicker version of Diamond Guard for large and small form factors. The company offers a 100 micron thick and has added the 175 micron thicknesses that address applications that require more rigidity.

•
Prepared for submission an additional 20 patent applications that the company plans to submit within the next six months. The company's intellectual property (IP) portfolio totals 54 patent applications submitted, with three patents issued. Enhancing UniPixel’s IP portfolio remains a priority in terms of creating strategic value, including establishing strong barriers to entry.

•	Completed $12.3 million, net, equity raise with high-quality investors, with proceeds to be used for working capital and general corporate purposes.

Management Commentary
“During the third quarter we made substantial progress towards commercializing UniBoss and Diamond Guard across four key areas: qualifying multiple touch controllers with UniBoss, building out our downstream supply chain for UniBoss-based touch screens, establishing high-volume production capacity with Diamond Guard, and shoring up our balance sheet,” said UniPixel president and CEO, Reed Killion.

“We took another major step towards commercialization this month with our collaboration with N-trig, provider of the DuoSense® pen and multi-touch user interface. We qualified functional prototypes that integrate N-trig’s Duo Sense controller with the UniBoss pro-cap multi-touch sensor film. The performance increase over ITO proved significant in touch sensitivity and active pen based precision.

“Out of the many potential applications of our UniBoss technology, we’re specifically focusing on touch screens because of the strong interest by major OEMs and consumer electronics ecosystem partners that are actively looking to replace ITO-based touch sensors in products scheduled as early as 2013 in a market that Display Search estimates will double by 2018 to $31.9 billion. But to be sure, we are not pursuing only the display touch panel sensors market with UniBoss, but have built and tested prototypes of non-display and gesture input devices that perform amazingly well straight out of the gate.

“The UniBoss roll-to-roll flexible electronics manufacturing process continues to be the only additive process we know of that reduces manufacturing costs and supply chain complexity of current ITO and other ITO replacement sensors by minimizing manufacturing steps from approximately 40 to 8 steps. We are sampling, testing and prototyping with global OEMs and ODMs that are interested in not only our touch sensor films cost advantages, but 30% higher touch response, superior resolution and better durability than ITO-based touch sensors.

“Our production qualification with Carestream Tollcoating for Diamond Guard™ Hard Coat film has opened the doors to addressing the escalation of interest from potential customers. We’ve finally been able to produce and ship volume of production-sized rolls for trials and testing on an array of product applications across a number of major industries.

“All of our resources and focus during Q3 have been on progress towards closing major OEM accounts with both our Diamond Guard and UniBoss products and working with their supply chains to understand the specifications necessary for large-scale integration with their production lines.

“We have two growth models for UniPixel. We have an organic growth model that gives us a steady and self funded path to volume capacity over the next two to three years and a partner funded model that increases capacity significantly over the next 12 to 24 months. In order to meet volume projections from OEM partners, we have offered a preferred price and capacity license agreement to those OEM and ecosystem partners that want to ensure production-level capacity of UniBoss touch sensors for their products and customers. We are in discussions with multiple OEMs and ecosystem partners in the consumer electronics, automotive and industrial product space and supply chain for these limited license opportunities.”

Q3 2012 Financial Summary
In the third quarter 2012 the company did not record any revenues as it focused on advancing the development and market introduction of its flagship products, UniBoss and Diamond Guard.

Selling, general and administrative (SG&A) expenses in the third quarter of 2012 totaled $830,000, as compared to $846,000 in the same year-ago quarter. The decrease in SG&A expenses was primarily due to the decreased contract labor expense in the third quarter of 2012.

Research and development expenses in the third quarter of 2012 totaled $1.2 million, as compared to $1.0 million in the same quarter last year. The increase in R&D expenses was primarily due to increased lab expense related to prototype development.

Net loss was $2.0 million or $(0.24) per share in the third quarter of 2012, as compared to a net loss of $1.9 million or $(0.26) per share in the same year-ago quarter.

Cash and cash equivalents totaled $15.4 million at September 30, 2012, as compared to $7.2 million at December 31, 2011. The increase in cash was primarily due to a $12.3 million, net, equity raise completed in the third quarter of 2012.

Conference Call
UniPixel President and CEO Reed Killion and CFO Jeff Tomz will host a conference call later today to discuss the third quarter of 2012, followed by a question and answer period.

Date: Wednesday, November 7, 2012
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-1427
International: 1-480-629-9664
Conference ID#: 4569676
Webcast: http://public.viavid.com/index.php?id=102084

The conference call will be broadcast live and available for replay via the Investors section of the company's website at www.unipixel.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until December 7, 2012:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4569676

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ:UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2011. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,370,729	$7,216,663
Accounts receivable, net	—	4,550
Prepaid expenses	211,073	—

Total current assets	15,581,802	7,221,213

Property and equipment, net of accumulated depreciation of $2,356,182 and $1,977,241, at September 30, 2012 and December 31, 2011, respectively	796,285	1,149,654
Restricted cash	17,439	17,439

Total assets	$16,395,526	$8,388,306

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$103,588	$87,468

Total current liabilities	103,588	87,468

Total liabilities	103,588	87,468

Commitments and contingencies (Note 3)	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 9,665,614 shares issued and outstanding at September 30, 2012 and 7,142,307 shares issued and outstanding at December 31, 2011	9,666	7,142
Additional paid-in capital	84,705,401	70,589,438
Accumulated deficit	(68,423,129)	(62,295,742)

Total shareholders’ equity	16,291,938	8,300,838

Total liabilities and shareholders’ equity	$16,395,526	$8,388,306

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue	$—	$731	$74,124	$190,297

Cost of revenues	—	440	25,479	44,447

Gross margin	—	291	48,645	145,850

Selling, general and administrative expenses	829,628	845,675	2,647,501	3,293,677
Research and development	1,216,464	1,030,349	3,533,805	3,556,515

Operating loss	(2,046,092)	(1,875,733)	(6,132,661)	(6,704,342)

Other income (expense)
Interest income, net	2,448	2,637	5,274	10,080

Net income (loss)	$(2,043,644)	$(1,873,096)	$(6,127,387)	$(6,694,262)

Per share information
Net loss - basic	$(0.24)	$(0.26)	$(0.80)	$(0.94)
Net loss - diluted	(0.24)	(0.26)	(0.80)	(0.94)

Weighted average number of basic common shares outstanding	8,596,928	7,142,307	7,630,720	7,137,118
Weighted average number of diluted common shares outstanding	8,596,928	7,142,307	7,630,720	7,137,118